In this location on the original
document is an official stamp of
the State of Utah certifying that
this document was filed with the Department of Commerce, Division of Corporations on December 21, 1995.



                                 CERTIFICATE OF
                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                       HAMILTON EXPLORATION COMPANY, INC.
                               A UTAH CORPORATION



         Pursuant to the provisions set forth in the Revised Business Corporations Act of the State of Utah, the undersigned corporation, Hamilton Exploration Company, Inc., hereby adopts the following Articles of Amendment to its Articles of Incorporation, as set forth in this Certificate:

         FIRST: The name of the corporation is Hamilton Exploration Company, Inc.

         SECOND: The following amendments to the articles of incorporation were duly adopted by the shareholders of the corporation:

                                    ARTICLE I

         The name of the corporation is changed to:

                        EUROTRONICS HOLDINGS INCORPORATED

                                   ARTICLE IV

         The aggregate number of shares which this corporation shall have authority to issue is Two Hundred Million (200,000,000) shares of its capital stock , which shall be designated as common voting stock, with a par value of one-hundredth of one cent ($.0001) per share. Such shares and any other designations, powers, rights, preferences, qualifications, restrictions, or limitations thereon, may be issued by the corporation from time to time on such terms and conditions and for such consideration as the board of directors may approve.

         THIRD: The foregoing amendments to the Articles of Incorporation were duly adopted by the shareholders at a special meeting therefor held on the 20th day of December, 1995, upon notice duly given to the shareholders, in the manner prescribed by the above-reference corporate laws of the state of Utah.

Page Two
Certificate of Articles of Amendment
Hamilton Exploration Company, Inc.

         FOURTH: The number of shares of the corporation issued and outstanding, and the number of shares voting at such shareholder meeting in favor of the foregoing amendments, was 940,167 and the number voting against was none. There were 1,162,079 shares issued and outstanding as of this date.

         The undersigned officers of the corporation hereby certify that they have executed the foregoing Certificate Amending the Articles of Incorporation, this 20th day of December, 1995.



President: /s/Ken W. Kurtz
Secretary: /s/ G. Harvey Hamilton



State of Utah                       )
                                    )ss.
County of Salt Lake                 )

     On the 20th day of December 1995, personally appeared before me the above signed persons, known to me to be the president and secretary, and the above-named persons whose names are subscribed to the foregoing Certificate Amending Articles of Incorporation for the said corporation, and acknowledged to me under oath that they executed the same.





In this location on the original document is a Notarial Seal from the State of Utah

                                                        /s/ Brandi Flinders
                                                        Notary Public
                                                        June 7, 1999
                                                        My commission expires